Exhibit 99.1

Media Contact: Bill Durling
508-253-2882
Investor Contact: Chris Powers
508-253-4632

Staples, Inc. Announces Changes to Board and Governance Practices

FRAMINGHAM, Mass., January 24, 2017 - Staples, Inc. (Nasdaq: SPLS) announced today that the company’s Board of Directors has elected Robert E. Sulentic to serve as Independent Chairman of the Board effective January 29, 2017. Sulentic, President and Chief Executive Officer of CBRE Group, Inc., joined the Staples Board in 2007 and most recently served as Lead Independent Director.

As previously announced, Ron Sargent, the company’s non-executive Chairman will retire from the company’s Board of Directors on January 28, 2017.

In response to a shareholder proposal that received support from a majority of shares voted at the company’s 2016 Annual Meeting, the Board of Directors has unilaterally amended and restated the company’s bylaws to reduce the threshold for shareholders to call a special meeting from 25 percent to 15 percent of Staples outstanding common stock.

“At Staples, we are committed to corporate governance best practices that promote strong board effectiveness and long-term value creation,” said Vijay Vishwanath, Chair of the Nominating and Corporate Governance Committee. “We have a solid track record of responding to shareholder feedback, and today’s announcement further illustrates our commitment to drive increased alignment with our shareholders.”

About Staples, Inc.
Staples helps small business customers make more happen by providing a broad assortment of products, expanded business services and easy ways to shop - in stores, online, via mobile or through social apps. Staples Business Advantage, the business-to-business division, caters to mid-market, commercial and enterprise-sized customers by offering a one-source solution for the products and services they need, combined with best-in-class customer service, competitive pricing and a state-of-the-art ecommerce site. Headquartered outside of Boston, Staples, Inc. operates throughout North and South America, Europe, Asia, Australia and New Zealand. More information about Staples (NASDAQ: SPLS) is available at www.staples.com.